Exhibit 99.1

Cincinnati Bell Announces Management Changes

Cincinnati, Ohio (September 1, 2016) - Cincinnati Bell Inc. (NYSE: CBB) today announced that Leigh R. Fox has been named president and chief operating officer and Andrew R. Kaiser has been named chief financial officer. They will both report to Ted Torbeck, chief executive officer of Cincinnati Bell.

With his promotion to president and chief operating officer, Mr. Fox will devote his full time and attention to overseeing all aspects of operations, sales and customer care for both the Entertainment & Communications Segment and the IT Services & Hardware Segment.

Mr. Fox has served as chief financial officer since 2013. In that role, Mr. Fox was responsible for Cincinnati Bell's corporate accounting, finance, treasury, and tax functions, as well as the company’s investor relations, real estate, supply chain management and sourcing functions. Along with his finance responsibilities, Mr. Fox was also responsible for the company’s business development function and managing the company’s carrier wholesale network business. Mr. Fox has been with Cincinnati Bell since July of 2001 and has held a variety of finance and accounting positions during his tenure. Prior to his role as chief financial officer, Mr. Fox was chief administrative officer with responsibility for the wireline, wireless and technology services financial operations, as well as human resources, real estate, supply chain management and sourcing. Prior to that, Mr. Fox was vice president of finance at Cincinnati Bell Technology Solutions (CBTS) with responsibility for finance, accounting, information technology, human resources and supply chain management. While in that role with CBTS, Mr. Fox was a key executive in all financial aspects of the company’s data center, managed services, professional services and reseller businesses.

Mr. Kaiser will succeed Mr. Fox as the chief financial officer of Cincinnati Bell. As chief financial officer, Mr. Kaiser will be responsible for Cincinnati Bell’s corporate accounting, finance, treasury, tax and investor relations functions as well as the operations for corporate real estate and the carrier wholesale division. Mr. Kaiser’s career with Cincinnati Bell began in July 2000, holding a variety of finance and accounting positions during his initial five-year tenure, including as Director of Financial Planning and Analysis. In July 2005, he left Cincinnati Bell to co-found Howard Roark Consulting, LLC, a Cincinnati, Ohio based management consulting firm with a focus on launching new technology-based ventures. Mr. Kaiser served as an original member of the i-wireless, LLC leadership team (the national mobile phone brand of a major food retailer) responsible for launching and growing the business from start-up to a $50 million brand, and as its chief financial officer. Since re-joining Cincinnati Bell in January 2014, Mr. Kaiser has served as Vice President - Corporate Finance from January 2014 to December 2015, leading its data analytics and corporate development functions, and most recently as Vice President - Consumer Marketing & Data Analytics since December 2015.

“In addition to a strong financial background, Andy brings an entrepreneurial spirit of passion and motivation combined with resourceful and disciplined planning to the CFO position,” said Ted Torbeck.

Torbeck also added, “These changes assure the company of continued strong management for the future.”

About Cincinnati Bell Inc.

With headquarters in Cincinnati, Ohio, Cincinnati Bell Inc. (CBB) provides integrated communications solutions - including local and long distance voice, data, high-speed Internet and video - that keep residential and business customers in Greater Cincinnati and Dayton connected with each other and with the world. In addition, enterprise customers across the United States rely on CBTS, a wholly-owned subsidiary, for efficient, scalable office communications systems and end-to-end IT solutions. For more information, please visit www.cincinnatibell.com.

SOURCE: Cincinnati Bell Inc.
Cincinnati Bell Inc.
Investor contact:
Josh Duckworth, +1 513-397-2292
joshua.duckworth@cinbell.com

or

Media contact:
Jane Weiler, +1 513-397-9941
jane.weiler@cinbell.com